Exhibit 99.1

Press Release

Contact:	Jamie Brookes	Ron Gruendl
	+44 20 7163 2146	+1 412 234 7157
	jamie.brookes@bnymellon.com	ron.gruendl@bnymellon.com

The Bank of New York Mellon Completes Acquisition of ARX Capital Management

Becomes one of the leading asset managers in growing Brazilian market

LONDON, NEW YORK AND RIO DE JANEIRO, 22 January 2008—The Bank of New York Mellon Corporation has completed the acquisition of ARX Capital Management, a leading independent asset management business headquartered in Rio de Janeiro, Brazil. ARX Capital Management specialises in Brazilian multi-strategy, long/short and long only investment strategies and has more than US$2.8bn in assets under management.

Terms of the transaction, which was first announced on 13 November 2007, were not disclosed. ARX Capital Management will be integrated with BNY Mellon Asset Management Brasil with the combined business becoming one of the leading asset managers in the country.

Jonathan Little, vice-chairman of BNY Mellon Asset Management, said: “The acquisition of ARX Capital Management significantly enhances our capabilities in the region and will add a strong product offering to help drive the development of our business internationally. Moreover, it fits with our strategic objective of growing our footprint in developing markets. The business is continuing to exceed our expectations with close to 100% client retention during the period since we announced the acquisition. “

Zeca Oliveira, country head of BNY Mellon Brasil, added: “Our integrated business will complement our focus in the institutional marketplace with the addition of high net worth individuals and family office, accelerating our success in expanding the depth and breadth of our client base, and increasing our focus on attracting and retaining talent.”

Founded in 2001, ARX Capital Management has capitalised on the significant growth in the region by building a strong local investor base. The company manages 20 equity and hedge funds, in domestic and offshore versions. BNY Mellon DTVM Brasil is the administrator for the majority of the funds. José Alberto Tovar, CEO of ARX Capital Management, will become the head of the integrated asset management business in Brazil, reporting to Zeca Oliveira.

José Alberto Tovar said: “We are already seeing new business as a result of the acquisition which is testament to our teams working successfully during integration. This combination enhances our product and service offering and we are excited about our future growth prospects.”

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Notes to editors:

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more than $20 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $11 trillion in outstanding debt. Additional information is available at bnymellon.com.

All information source BNY Mellon Asset Management International Limited as at 31 December 2007 unless otherwise stated. This press release is issued by BNY Mellon Asset Management International Limited to members of the financial press and media and the information contained herein should not be construed as investment advice. Past Performance is not a guide to future performance.

Registered office: The Bank of New York Mellon Centre, 160 Queen Victoria Street, London, EC4V 4LA.

Registered in England no. 1118580. Authorised and regulated by the Financial Services Authority

A Bank of New York Mellon CompanySM